UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 11, 2019

MARINUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd, Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 801-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	MRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 above under “Private Placement” is hereby incorporated into this Item 3.02 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

In connection with the completion of the Private Placement, as defined in Item 8.01, on December 12, 2019, the Company filed the Certificate of Designations, Preferences and Rights of Series A Participating Convertible Preferred Stock of Marinus Pharmaceuticals, Inc. (the “Certificate of Designations”) with the Secretary of State of the State of Delaware to establish the terms, rights, obligations and preferences of the Series A Preferred Stock. The Certificate of Designations became effective upon the filing with the Secretary of State of the State of Delaware on December 12, 2019. The number of shares of Series A Preferred Stock designated is 30,000, and each share of Series A Preferred Stock has a stated value equal to $1,000.

Voting Rights

Except as otherwise provided by the General Corporation Law of the State of Delaware (the “DGCL”), other applicable law or as provided in the Certificate of Designations, the holders of the Series A Preferred Stock will not be entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the charter and the bylaws) of holders of Common Stock. The consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock will be required to, among other matters, alter or change adversely the terms of the Series A Preferred Stock. The express prior written consent of the underwriter of the Public Offering described in Item 1.01 above or its respective designees will be required to directly or indirectly alter, modify or repeal any terms, conditions or other provisions of the Series A Preferred Stock in a manner adverse to the interests of the holders of the Common Stock (as so reasonably determined by such underwriters or their respective designees).

Dividends

If the Board of Directors declares a dividend or other distribution payable upon the Common Stock, then the holders of the outstanding shares of Series A Preferred Stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series A Preferred Stock could be converted, such number to be determined as of the record date for the dividend or, if no such record date is established, as of the date of such dividend. Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company whether voluntary or involuntary (each, a “Liquidation”), the holders of Series A Preferred Stock will be entitled to have set apart for them, or to be paid, out of the assets of the Company available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Company in accordance with the DGCL, before any distribution or payment is made with respect to any shares of junior securities and subject to the liquidation rights and preferences of any class or series of senior securities and parity securities, an amount equal to the greater of (i) $1,000, being the purchase price per share of Series A Preferred Stock (which amount shall be subject to customary anti-dilution adjustments) plus all accrued but unpaid dividends thereon and (ii) such amount as would have been payable on the number of shares of Common Stock into which the shares of Series A Preferred Stock could have been converted immediately prior to such Liquidation. The liquidation preference terminates upon the effectiveness of the registration statement covering the resale of the shares of Common Stock into which the shares of Series A Preferred Stock are convertible under the Securities Act.

Conversion

The number of shares of Common Stock into which each share of Series A Preferred Stock is initially convertible is equal to the number obtained by dividing (i) the sum of $1,000, being the initial purchase price per share of the Series A Preferred Stock, and the amount of any accrued but unpaid dividends thereon by (ii) $1.25, being the conversion price per share of Series A Preferred Stock, subject to customary anti-dilution adjustments. This reflects an initial conversion rate of 800 shares of Common Stock for each share of Series A Preferred Stock, and an initial conversion price per share of Common Stock equal to the public offering price of the shares of Common Stock sold pursuant to the Public Offering. Each share of Series A Preferred Stock will convertible from and after receiving the Requisite Stockholder Approval (as defined below) and filing the related certificate of amendment to the Company’s charter with the Secretary of State of the State of Delaware.

Subject to applicable law, the rules and regulations of Nasdaq and the Company’s charter and bylaws, the Company will establish a record date for, call, give notice of, convene and hold a meeting of the holders of Common Stock, no later than May 1, 2020, for the purpose of voting upon any and all corporate actions in furtherance of the full conversion of the outstanding shares of Series A Preferred Stock into shares of Common Stock, including, without limitation, effectuating an amendment to the charter to increase the number of authorized shares of Common Stock and satisfy Nasdaq requirements with respect to the issuance of Common Stock upon conversion of the Series A Preferred Stock (the “Corporate Actions”) to secure the favorable vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Stockholders’ Meeting with respect to the Corporate Actions (the “Requisite Stockholder Approval”).

The Company is required to file with the Secretary of State of the State of Delaware a certificate of amendment to its charter reflecting the approval of the Corporate Actions promptly following receipt of the Requisite Stockholder Approval. From and after such filing, all shares of Series A Preferred Stock may be converted, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the stated value of such Series A Preferred Stock, plus the amount of any accrued but unpaid dividends as of the conversion date by (ii) the conversion price in effect on the conversion date (determined as provided in the Certificate of Designations), provided that the Company may not effect, and the holder of Series A Preferred Stock does not have the right to, convert any portion of the Series A Preferred Stock to the extent that such conversion would result in the holder owning in excess of the Beneficial Ownership Limit (as described below). The Certificate of Designations contains customary anti-dilution adjustments to the conversion price in the event of stock dividends, subdivisions or splits and upon stock combinations as well as customary requirements regarding the Company’s obligation to effect conversions and deliver Common Stock shares certificates and for the payment by the Company of damages for its failure to comply with such requirements.

The “Beneficial Ownership Limitation” is 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder; provided that, subject to certain limitations, by written notice to the Company, a holder of Series A Preferred Stock may from time to time increase (but not decrease) the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice.

In the event of (A) a capital reorganization of the Common Stock, (B) a reclassification of the Common Stock (other than a subdivision, split-up or combination of shares) or (C) a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, or consolidation or sale, provision will be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale.

Ranking

The Series A Preferred Stock will rank senior to the Common Stock with respect to distributions upon any Liquidation, on parity to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock and junior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock.

The foregoing summary of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2019 the Board of Directors (the “Board”) of Marinus Pharmaceuticals, Inc. (the “Company”) appointed Elan Ezickson as a director of the Company and increased the size of the board to seven members.  Mr. Ezickson will serve as a Class I member of the Board.  The terms of Class I directors expire at the 2021 Annual Meeting of Shareholders.

Mr. Ezickson served as chief operating officer and head of corporate development at Scholar Rock Holding Corporation from August 2014 until his retirement in December 2018, where he directed corporate development, operations and administration and execution of corporate strategy for this Cambridge, MA-based clinical-stage biotechnology company. Prior to joining Scholar Rock, Mr. Ezickson served as executive vice president and chief operating officer of Aveo Pharmaceuticals, Inc., where he worked from 2003 to July 2013. From 1994 to 2003, he worked at Biogen Inc. in roles that included president of Biogen Canada, program executive and associate general counsel. Mr. Ezickson is currently a member of the Board of Directors for Ziopharm Oncology. Elan holds a B.A. in political science from Yale University and a J.D. from the Columbia University School of Law.

Mr. Ezickson will receive the standard compensation amounts payable to non-employee directors of the Company, which includes an annual cash retainer of $40,000.  His annual cash retainer will be pro-rated for 2019 to reflect his expected term of service during the calendar year. Also, pursuant to these arrangements, Mr. Ezickson will receive an initial grant of an option to purchase 100,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest in 36 equal monthly installments, subject to his continued service on the Board through each vesting date.

Mr. Ezickson and the Company also entered into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director.  The indemnification agreement is in the form entered into with the Company’s other directors, which was previously filed with the Company’s Registration Statement on Form S-1 on May 12, 2014.

There is no arrangement or understanding between Mr. Ezickson and any other person pursuant to which Mr. Ezickson was appointed as a director.  The Board has determined that Mr. Ezickson is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

The Company issued a press release regarding the appointment of Mr. Ezickson on December 12, 2019. The full text of the press releases are attached as Exhibits 99.1, which the Company incorporates into this Item 5.02.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth in Item 3.03 above is hereby incorporated into this Item 5.03 by reference.

Item 8.01.	Other Events.

Completion of Public Offering

As previously announced, on December 11, 2019, the Company entered into an underwriting agreement with Oppenheimer & Co., Inc., as representative of the underwriters (the “Underwriting Agreement”), in connection with the underwritten public offering of 28,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a price to the public of $1.25 per share (the “Public Offering”). Pursuant to the terms of the Underwriting Agreement, on December 13, 2019, the Company sold 28,000,000 shares of Common Stock and received net proceeds of approximately $35.0 million, before deducting underwriting discounts and commissions and other transaction costs. The Company granted the underwriters of the Public Offering an over-allotment option to purchase up to an additional 4,200,000 shares of Common Stock at the public offering price, which was exercised on December 12, 2019. In connection with the exercise of the over-allotment option, the Company received gross proceeds of approximately $5.25 million, before deducting underwriting discounts and commissions and other transaction costs.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 to the Company’s Form 8-K and is incorporated herein by reference.

Completion of Private Placement

As previously announced, on December 11, 2019, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among the Company and the Investors listed therein. Pursuant to the terms of the Purchase Agreement, the Company sold to the Investors an aggregate of 30,000 shares of Series A Participating Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a per share price of $1,000 in a private placement (the “Private Placement”), and received gross proceeds of approximately $30.0 million, before placement agent fees and transaction costs. Each share of Series A Preferred Stock will be convertible into 800 shares of Common Stock reflecting a conversion price equal to $1.25 per share, subject to customary anti-dilution adjustments. The shares of Series A Preferred Stock will be convertible into shares of Common Stock at the option of the holder thereof from and after receipt of the Requisite Stockholder Approval described in Item 3.03 of this Form 8-K. For a summary of the terms, rights, obligations and preferences of the Series A Preferred Stock, refer to Item 3.03 of this Form 8-K.

The Purchase Agreement contains customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company and the Investors, including for liabilities under the Securities Act, and other obligations of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The shares of Series A Preferred Stock were offered in reliance upon exemptions from registration under the Securities Act afforded by Regulation D and corresponding provisions of state securities laws. Each of the Investors is either a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act or an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Company has agreed to use commercially reasonable efforts to file, within 30 days following receipt of the Requisite Stockholder Approval, a registration statement with the U.S. Securities and Exchange Commission to register the resale of the shares of Common Stock into which shares of the Series A Preferred Stock are convertible. The Company has also agreed to use commercially reasonable efforts to have such registration statement declared effective within 120 days of such filing.

If the Company has not complied with the timing requirements set forth in the prior paragraph, or after the effective date of a registration statement such registration statement ceases for any reason to remain continuously effective as to securities covered by such registration statement, the Company is required to pay to the Investors special interest payments. The amount and frequency of such payments depend upon the nature of the default giving rise to the payment, but the Company shall in no event be required to pay special interest for more than one such default at any given time and in no event shall the maximum aggregate of such payments exceed 4% of an Investor’s purchase price.

Each Investor has agreed to convert to Common Stock the shares of Series A Preferred Stock it owns promptly following the effectiveness of the registration statement and promptly following June 30 of each year such that following the conversion the Investor will either (i) have converted all of the remaining shares of Series A Preferred Stock owned by such Investor, or (ii) own a number of shares of Common Stock equal to the “Beneficial Ownership Limit” set forth in the Certificate of Designations (as defined below).

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to the Form 8-K filed on December 13, 2019 and is incorporated herein by reference.

The Company issued a press release regarding the closing on December 13, 2019. The full text of the press release is attached as Exhibits 99.2, which the Company incorporates into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

3.1	Certificate of Designations, Preferences and Rights of Series A Participating Convertible Preferred Stock

99.1	Press Release dated December 12, 2019

99.2	Press Release dated December 13, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith
Edward Smith,
Vice President, Chief Financial Officer,
Secretary and Treasurer

Date:  December 13, 2019